Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

ParkerVision, Inc.

Jacksonville, Florida

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 21, 2024 relating to the consolidated financial statements as of and for the year ended December 31, 2023, which appears in the 2024 Annual Report to Shareholders on Form 10-K of ParkerVision, Inc.  Our report contains an explanatory paragraph regarding the ability of ParkerVision, Inc. to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ MSL, P.A.

Fort Lauderdale, Florida

May 20, 2025